SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of Earliest Event Reported): February 4, 2005



                    SOUTHERN SECURITY LIFE INSURANCE COMPANY
                 -----------------------------------------------
             (Exact name of registrant as specified in this Charter)



             Utah                    2-35669                   59-1231733
(State or other jurisdiction    (Commission File Number)     (IRS Employer
of incorporation)                                           Identification No.)



                   755 Rinehart Road, Lake Mary, Florida 32746
               --------------------------------------------------
               (Address of principal executive offices) (Zip Code)



       Registrant's Telephone Number, Including Area Code: (801) 264-1060
                                                           --------------





                                 Does Not Apply
            ---------------------------------------------------------
          (Former name or former address, if changed since last report)



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ITEM 8.01 Other Events

         On February 4, 2005, the stockholders of Southern Security Life Insurance Company (the "Company") approved the Agreement and Plan of Reorganization, dated August 25, 2004, including the amendment thereto, among the Company, Security National Life Insurance Company, a Utah domiciled insurance company, and SSLIC Holding Company, a Utah corporation and wholly-owned subsidiary of Security National Life Insurance Company. The Company's stockholders approved the Agreement and Plan of Reorganization at the Special Stockholders Meeting held on February 4, 2005 by a vote of 1,670,288 shares in favor of approval of the agreement, 15,293 shares opposed to the agreement, and 529 shares abstaining. Thus, a total of 99.1% of the shares that were voted at the Special Stockholders Meeting voted in favor of approval of the agreement. Only one stockholder holding 11,000 shares, who voted against approval of the agreement, exercised dissenting stockholder rights.

         Under the terms of the Agreement and Plan of Reorganization, SSLIC Holding Company will be merged with and into the Company, which merger, if completed, will result in (i) the Company becoming a wholly-owned subsidiary of Security National Life Insurance Company and (ii) the Company's unaffiliated stockholders, holding an aggregate of 490,816 shares of common stock, becoming entitled to receive $3.84 in cash for each issued and outstanding share of their common stock of the Company, or an aggregate of $1,884,733. If the merger is completed, the existence of SSLIC Holding Company would cease as the Company would be the surviving corporation in the merger and would continue to be governed by the laws of the State of Florida, and its separate corporate existence would be unaffected by the merger.

         On January 1, 2005, the Company had closed the merger transaction with Security National Life Insurance Company and SSLIC Holding Company. The closing of the transaction was contingent, however, upon certain conditions being subsequently met or waived by March 4, 2005. These conditions consist of (a)
approval of the Agreement and Plan of Reorganization by the Company's stockholders, (b) the total number of dissenting shares of the Company's common stock voting against approval of the agreement must not exceed 10% of the Company's outstanding shares, and (c) the insurance departments of Florida and Utah must approve the transaction.

         Inasmuch as the Company's stockholders approved the Agreement and Plan of Reorganization at the February 4, 2005 stockholders meeting, the total number of dissenting shares of the Company's common stock that voted against approval of the Agreement and Plan of Reorganization did not exceed 10% of the Company's outstanding shares, and the Utah Insurance Department approved the transaction, the only condition remaining to be satisfied for the merger transaction to be completed is for the Florida Office of Insurance Regulation to approve the transaction. The Company believes the Florida Office of Insurance Regulation will approve the merger transaction, including the Agreement and Plan of Reorganization, but there can be no assurance that such approval will be obtained.

         The purpose of the Agreement and Plan of Reorganization is to terminate the registration of the Company's common stock under the Securities Exchange Act of 1934 (by reducing the number of stockholders of record to fewer than 300 stockholders) and the Nasdaq listing of the common stock, reduce expenses associated with such registration and listing, and provide stockholders an opportunity to sell shares in an illiquid trading market without incurring brokerage commissions. As a result of becoming a non-reporting company, the Company would no longer be required to file periodic reports with the SEC, including among other things, annual reports on Form 10-K and quarterly reports on Form 10-Q, and would no longer be subject to the SEC's proxy rules. In addition, the Company's common stock would no longer be eligible for trading on the Nasdaq SmallCap Market.

         Accordingly, at such time as the Florida Office of Insurance Regulation approves the merger transaction, the transaction will be completed and the Company will take action to terminate the registration of its common stock with the Securities and Exchange Commission. In addition, the Company will take action to have its common stock delisted from trading on the Nasdaq SmallCap Market.


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


ITEM 9.01.  Financial Statements and Exhibits

(c) Exhibits

10.1 Agreement and Plan of Reorganization, dated August 25, 2004, among Southern Security Life Insurance Company, Security National Life Insurance Company and SSLIC Holding Company (1)

10.2 Amendment to Agreement and Plan of Reorganization, dated December 27, 2004, among Southern Security Life Insurance Company, Security National Life Insurance Company and SSLIC Holding Company (2)

----------------------

(1) Incorporated by reference from Preliminary Proxy Statement for the 2004 Annual Meeting of Stockholders, as filed on August 27, 2004.

(2) Incorporated by reference from Definitive Proxy Statement for the Special Meeting of Stockholders, as filed on January 5, 2005.



         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SOUTHERN SECURITY LIFE INSURANCE COMPANY




Date: February 7, 2005                 By: /s/ Scott M. Quist
                                       -----------------------------------
                                       Scott M. Quist, President and Chief
                                       Operating Officer





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